UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 20, 2007

SPAR Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27824 (Commission File No.)	33-0684451 (IRS Employer Identification No.)

555 White Plains Road, Suite 250, Tarrytown, New York	10591
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (914) 332-4100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

Resignation of Charles Cimitile as Chief Financial Officer

On November 20, 2007, Mr. Charles Cimitle, Chief Financial Officer of SPAR Group, Inc., the registrant ("SGRP" or the "Corporation"), gave written notice to the Chief Executive Officer of the Corporation that he is resigning as Chief Financial Officer, Treasurer and Secretary of the Corporation, effective with the close of business on December 7, 2007, in order to accept a position with another company.

James R. Segreto, Vice President and Controller of the Corporation, will act as Chief Financial Officer and Treasurer of the Corporation in accordance with the Corporation's By-Laws until a permanent replacement is named by the Board of Directors of the Corporation.

Gary S. Raymond, Chief Executive Officer and President of the Corporation, will act as Secretary of the Corporation in accordance with the Corporation's By-Laws until a permanent replacement is named by the Board of Directors of the Corporation.

Item 1.02. Termination of a Material Definitive Agreement

Termination of Change in Control Severance Agreement of Charles Cimitile

In connection with the resignation of Charles Cimitile as Chief Financial Officer, his Change in Control Severance Agreement with the Corporation dated as of June 4, 2007 (the "CICSA"), will terminate in accordance with its terms when his resignation takes effect, and no payments will be due to Mr. Cimitile thereunder as a result of his resignation or his CICSA's termination. The terms of Mr. Cimitile's CICSA are described in the Corporation's Current Report on Form 8-K on June 6, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SPAR GROUP, INC.

Date:	November 27, 2007	By:	/s/ Gary S. Raymond
Gary S. Raymond
Chief Executive Officer